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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

American Defense Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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AMERICAN DEFENSE SYSTEMS, INC.
230 Duffy Avenue
Hicksville, New York 11801

                        , 2008

Dear Fellow Stockholder:

        You are cordially invited to attend a Special Meeting of Stockholders of American Defense Systems, Inc. (the "Company"), which will be held at                        , on December     , 2008, at      :00 local time. Our Board of Directors and management look forward to personally greeting those stockholders able to attend.

        At the meeting, stockholders will be asked to approve the potential issuance of an aggregate of more than 7,858,358 shares of the Company's common stock upon conversion of, and as stock dividends on, the Company's outstanding Series A Convertible Preferred Stock and upon the exercise of certain outstanding warrants issued in connection with the issuance of such preferred stock.

        These matters are discussed in greater detail in the accompanying Proxy Statement.

        Our Board of Directors recommends a vote FOR the proposal identified above.

        Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting. Please sign, date and mail the enclosed proxy promptly.

        We wish to thank you for your loyal support of the Company and your participation in this process.

Sincerely,
Anthony J. Piscitelli Chief Executive Officer, President and Chairman

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American Defense Systems, Inc.
230 Duffy Avenue
Hicksville, New York 11801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                        , 2008

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of American Defense Systems, Inc. (the "Company") will be held on                December, 2008, at                        , at      :00 a.m., local time, for the purpose of considering a proposal to approve the potential issuance of an aggregate of more 7,858,358 shares of the Company's common stock upon conversion of, and as stock dividends on, the Company's outstanding Series A Convertible Preferred Stock and upon the exercise of certain outstanding warrants issued in connection with the issuance of such preferred stock. Details regarding the matter to be acted upon at this meeting appear in the accompanying Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the foregoing proposal.

        Only stockholders of record at the close of business on                        , 2008 are entitled to notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting in person or by proxy. Stockholders who do not expect to attend the meeting are requested to complete, sign and date the enclosed proxy and return it promptly in the self-addressed envelope provided.

        All stockholders are cordially invited to attend the meeting and vote in person. If you plan to attend the special meeting, we request that you please attempt to provide at least two business days' advance notice if possible of your intent to attend by contacting the Roger Ward, our Vice President of Investor Relations, at (516) 390-5300. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

By the Order of the Board of Directors
Fergal Foley Chief Operating Officer and Secretary
Hicksville, New York , 2008

[ADSI LOGO]

American Defense Systems, Inc.
230 Duffy Avenue
Hicksville, New York 11801

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

        The enclosed proxy is solicited on behalf of American Defense Systems, Inc., a Delaware corporation (the "Company"), by our Board of Directors for use at a Special Meeting of Stockholders to be held on                    December, 2008 at        :00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at                        .

        These proxy solicitation materials were first mailed on or about                        , 2008 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

        Stockholders of record at the close of business on                , 2008, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding                        shares of our common stock and 15,000 shares of our Series A Convertible Preferred Stock ("Series A Preferred Stock"). Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held and 500 votes per share of Series A Preferred Stock held on the matter to be voted on at the meeting.

        The presence, in person or by proxy, of the holders of a majority of our outstanding common stock and Series A Preferred Stock entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a majority of affirmative votes properly cast in person or by proxy will be required to approve the sole matter before the meeting.

        Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been approved.

        Whether or not they plan to attend the Special Meeting, a person may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card.

Voting of Proxies

        When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "for" the sole matter before the meeting.

Revocability of Proxies

        Any person giving a proxy which is not irrevocable may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

        We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

        Because the Company did not hold an annual meeting of stockholders in 2008, the Company will provide, within a reasonable time before the Company begins to print and distribute its 2009 proxy materials, a deadline for submitting proposals of stockholders intended for inclusion in the Company's proxy statement for all stockholders entitled to vote at our 2009 annual meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or SEC. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Stockholders should submit their proposals to American Defense Systems, Inc., 230 Duffy Avenue, Hicksville, New York 11801, Attention: Fergal Foley, Chief Operating Officer and Secretary.

PROPOSAL 1

APPROVAL OF THE POTENTIAL ISSUANCE OF AN AGGREGATE OF MORE THAN 7,858,358 SHARES OF THE COMPANY'S COMMON STOCK UPON CONVERSION OF, AND AS STOCK DIVIDENDS ON, THE COMPANY'S OUTSTANDING SERIES A CONVERTIBLE PREFERRED STOCK AND UPON THE EXERCISE OF CERTAIN OUTSTANDING WARRANTS ISSUED IN CONNECTION WITH THE ISSUANCE OF SUCH SERIES A CONVERTIBLE PREFERRED STOCK

        American Defense Systems, Inc. issued a total of 15,000 shares of its Series A Convertible Preferred Stock to investors (the "Series A Holders") on March 7 and April 4, 2008. The Series A Preferred Stock is convertible into shares of the Company's common stock ("common stock") and required dividends paid on the Series A Preferred Stock may be paid in shares of common stock or cash. In connection with the issuance of the Series A Preferred Stock, the Company also issued to the Series A Holders warrants to purchase common stock ("Investor Warrants"). The Company became a public SEC reporting company on April 11, 2008 and its common stock was approved for listing on the American Stock Exchange ("AMEX") on May 23, 2008 and began trading on May 30, 2008.

        Although the Company was not public and its common stock was not traded on the AMEX when it issued and sold the Series A Preferred Stock and Investor Warrants, the Company agreed, as a condition to AMEX's approval of the Company's listing application, to seek stockholder approval prior to the issuance of more than an aggregate of 7,858,358 shares of common stock upon the conversion of, and as stock dividends on, the Series A Preferred Stock and upon the exercise of the Investor Warrants. Accordingly, the Company is seeking stockholder approval of the potential issuance of an aggregate of more than 7,858,358 shares of the Company's common stock under the foregoing circumstances.

Background

        The Company previously entered into a Securities Purchase Agreement (the "Purchase Agreement"), dated March 7, 2008, with the Series A Holders, pursuant to which the Series A Holders acquired shares of Series A Preferred Stock and related Investor Warrants (the "Series A Transaction"). The Purchase Agreement has been filed as an Exhibit to Amendment No. 1 to the Company's registration statement on Form 10, filed with the SEC on March 21, 2008.

        Pursuant to the Purchase Agreement, the Company sold an aggregate of 15,000 shares of Series A Preferred Stock and Investor Warrants to purchase common stock to the Series A Holders on March 7, 2008 and April 4, 2008 for $15 million. The Series A Preferred Stock initially is convertible into 500 shares of common stock per share of Series A Preferred Stock, or an aggregate of 7,500,000 shares of common stock. The Investor Warrants initially may be exercised to purchase a total of 3,750,000 shares of common stock at $2.40 per share. The shares of Series A Preferred Stock are entitled to cumulative dividends payable in cash at the rate of 9.0% per annum or shares of common stock at the rate of 10.0% per annum, through the mandatory redemption of the Series A Preferred Stock on December 31, 2010. As the Company has paid dividends on the Series A Preferred Stock in cash through September 30, 2008, the number of shares of common stock that may be issued as dividends through the mandatory redemption date of December 31, 2010 is 1,687,500.

        The number of shares of common stock into which the Series A Preferred Stock may be converted or which may be purchased upon exercise of the Investor Warrants is adjustable depending upon issuances by the Company of common stock for a consideration per share that is less than a certain amount. See "Principal Terms of Series A Convertible Preferred Stock" below for more information.

        The Company became a public SEC reporting company on April 11, 2008 upon the effectiveness of its registration statement on Form 10 filed with the SEC with respect to its common stock. On May 23, 2008, the AMEX conditionally approved the listing of the Company's common stock to trade on the AMEX.

        At the time the Company issued and sold its Series A Preferred Stock and Investor Warrants, its securities were not yet listed on the AMEX and thus such issuance and sale was not subject to the rules and regulations of the AMEX, including rules requiring stockholder approval of the issuance of securities with certain conversion and other provisions. Although the Company was not a SEC reporting company and its securities did not yet trade publicly on the AMEX or elsewhere, in furtherance of the Company's application to list its common stock on the AMEX, the Company agreed not to issue more than a total 7,858,358 shares of common stock upon the conversion of, and as stock dividends on, the Series A Preferred Stock and upon the exercise of the Investor Warrants without stockholder approval. Also in furtherance of the Company's AMEX application, the Series A Holders entered into a Consent and Agreement of Series A Convertible Preferred Stockholders (the "Consent and Agreement") in which the Series A Holders, among other things, consented to the requirement for such stockholder approval.

        Pursuant to the Consent and Agreement, the Company agreed to call and hold a meeting of stockholders not later than December 31, 2008, and to provide each stockholder entitled to vote a proxy statement soliciting each such stockholder's affirmative vote for approval of the issuance of all of the shares of common stock issuable upon conversion of, and as stock dividends on, the Series A Preferred Stock and upon the exercise of the Investor Warrants.

        On May 23, 2008, as required by the Consent and Agreement, certain stockholders engaged in management of the Company (the "Management Stockholders") each entered into a voting agreement with the Company (a "Voting Agreement"). Pursuant to the Voting Agreements, the Management Stockholders have agreed, among other things, to vote in favor of this proposal. The Voting Agreements terminate immediately following stockholder approval of this proposal. Management

Stockholders, as of the date hereof, beneficially own                        shares of outstanding common stock.

        The description of the Consent and Agreement and the form of Voting Agreement set forth herein is qualified in its entirety to the full text of such agreements, which have been filed as exhibits to the Company's Current Report on Form 8-K filed with the SEC on May 27, 2008.

AMEX

        Section 713 of the AMEX Guide describes transactions for which AMEX requires stockholder approval as a prerequisite to approval of applications to list additional shares. Specifically, stockholder approval is required under these AMEX rules for a transaction, other than a public offering, involving:

    the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more or presently outstanding stock for less than the greater of book or market value of the stock.

        The Series A Preferred Stock and the Investor Warrants were initially convertible into or exercisable for, as applicable, common stock at a rate equal to or greater than the deemed fair market value of the common stock at the date such preferred stock and warrants were issued. However, the formulas used to determine the conversion rate of the Series A Preferred Stock and the number of shares of common stock that may be purchased under the Investor Warrants include an adjustment feature based upon the amount of per share consideration received by the Company for future sales of common stock. The formula and adjustment feature, if implemented, could increase the conversion rate or number of shares that may be purchased upon certain events including the issuance of common stock at a per share price below the deemed fair market value of the common stock at the date the Series A Preferred Stock and Investor Warrants were issued. Securities with these types of adjustment features are included in the term "Future Priced Securities" used by the AMEX with respect to, among other things, stockholder approval requirements of certain security issuances.

        The AMEX considers the Series A Preferred Stock and Investor Warrants "Future Priced Securities" that would have required stockholder approval of the Series A Transaction had the Company been subject to the AMEX rules and regulations at the time the Series A Transaction was consummated. On the date the Series A Transaction was consummated, the Company had outstanding 39,311,450 shares of common stock and twenty percent of such amount equaled approximately 7,862,290 shares. Subject to certain limitations described below, the initial amount of shares of common stock that were issuable to the Series A Holders with respect to the Series A Preferred Stock and Investor Warrants was 7,500,000 shares upon conversion, and up to approximately 2,250,000 shares as stock dividends, on the Series A Preferred Stock and up to 3,750,000 shares upon exercise of the Investor Warrants, or a total of approximately 13,500,000 shares.

        On May 23, 2008, as part of AMEX's conditional approval of the Company's application to list specified shares of its common stock, the AMEX approved the issuance of up to a total of 7,858,358 shares of common stock upon conversion of the Series A Preferred Stock, as stock dividends on such preferred stock and upon exercise of the Investor Warrants (which amount equals approximately 19.99% of the total shares of common stock outstanding on the initial closing date under the Purchase Agreement) but indicated that approval for listing of shares in excess of 7,858,358 shares was contingent upon receipt of stockholder approval of the issuance of such excess shares.

        Accordingly, the Company is requesting that the stockholders approve the issuance of more than 7,858,358 shares of common stock upon conversion of, and as stock dividends on, the Series A Preferred Stock and the exercise of the Investor Warrants.

Principal Terms of Series A Convertible Preferred Stock

        The Company has designated 15,000 shares of preferred stock as Series A Convertible Preferred Stock, all of which are issued and outstanding pursuant to the Purchase Agreement. The material terms of the Series A Preferred Stock is as set forth below. The designations, rights and preferences of the Series A Preferred Stock are as set forth in the Company's amended and restated certificate of incorporation. The description of the terms of the Series A Preferred Stock set forth herein is qualified in its entirety to the full text of such certificate of incorporation, which has been filed as an exhibit to the Company's registration statement on Form 8-A filed with the SEC on May 23, 2008.

         Dividends.    Holders of the Series A Preferred Stock are entitled to dividends, payable quarterly and on any dates on which the shares are converted, at the rate of 9% if paid in cash and 10% if paid in shares of common stock (or "Dividend Shares"). During a triggering event, the dividend rate increases by 3% if paid in cash and by 9% if paid in common stock. The terms of the Series A Preferred provide that a triggering event occurs if (i) the common stock is suspended from trading or is not listed for a specified period of time after the Company becomes a reporting company under the Securities Exchange Act of 1934 ("1934 Act"), (ii) the Company fails to convert or intends to not to effect the conversion of the Series A Preferred Stock as required, (iii) the Company fails for a specified period to reserve the required number of shares of common stock for each holder of Series A Preferred Stock to effect the conversion of such preferred stock, (iv) the Company fails to pay any amount due with respect to the Series A Preferred Stock and such failure is not timely cured, (v) involuntary bankruptcy or insolvency proceedings, appointment of a custodian or any similar action are initiated against the Company for a specified period of time, (vi) the Company commences actions similar to those referenced in clause (v), or (vii) the Company breaches any material representation, warranty or covenant in the transaction documents relating to the initial issuance of the Series A Preferred Stock where such breach has or would have a cost or adverse impact to the Company or the Series A Holders in excess of $500,000.

        If certain conditions, which are referred to as the "Equity Conditions," are not met, the Company is required to pay the dividends on the Series A Preferred Stock in cash. Equity Conditions generally means that: (A) on each day during the 30 day period prior to the date the Series A Holders receive a dividend notice (which date is to be at least 10 trading days prior to the applicable dividend due date) or a notice of the Company's exercise of its right to redeem the Series A Preferred Stock (as described below) (i) the shares of common stock issuable upon conversion of the Series A Preferred Stock (or "Conversion Shares") and upon exercise of the Investor Warrants (or "Warrant Shares") are eligible to be sold pursuant to Rule 144 under the Securities Act without limitation, (ii) the common stock remains listed on the AMEX, NYSE or NASDAQ (collectively, "eligible market") and is not suspended or subject to or threatened with delisting proceedings, (iii) Conversion Shares, Dividend Shares and Warrant Shares are timely delivered as applicable, and (iv) after April 22, 2009, a registration statement covering the resale of the Dividend Shares shall be in effect; (B) the Dividend Shares may be issued without violating the Maximum Percentage restriction referenced below and the rules of the eligible market on which the common stock is listed; (C) during the 30 day period referenced above, (i) the Company shall have timely made all payments then due, and (ii) there shall not have occurred a triggering event or event that would lead to a triggering event with the passage of time or giving of notice; and (D) the Company has no knowledge of any fact that would cause the failure to maintain the effectiveness of the registration of the Dividend Shares or the ineligibility of the Conversion Shares and Warrant Shares to be sold under Rule 144 as referenced above.

         Conversion.    Each share of Series A Preferred Stock is convertible into common stock at a rate (the "Conversion Rate") based upon the quotient of the Conversion Amount divided by the Conversion Price, where the "Conversion Amount" and the "Conversion Price" initially equal $1,000 and $2.00, respectively. Accordingly, each share of Series A Preferred Stock is initially convertible into 500 shares of common stock, and the 15,000 shares of outstanding Series A Preferred Stock is initially convertible into an aggregate of 7,500,000 shares of common stock. The Conversion Price will be reduced and thus the number of shares of common stock into which the Series A Preferred is convertible will be increased based on a weighted average formula in the event additional shares of common stock (or securities exercisable for or convertible into shares of common stock) are issued at a price less than the Conversion Price then in effect. The foregoing adjustments shall not be made after the 3rd anniversary of the date the Company becomes a reporting company under the 1934 Act. The number of shares of common stock into which the Series A Preferred is convertible also is subject to proportional adjustment in the event the common stock is subdivided into a greater number of shares or is combined into a lesser number of shares. In addition, if the common stock was not listed on one of a number of specified trading markets, the Conversion Price was subject to reductions. Such listing condition, however, has been satisfied.

        The Company will not effect any conversion of Series A Preferred Stock, and no holder of such shares will have the right to convert any Series A Preferred, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such person's affiliates) would have acquired, through conversion of Series A Preferred Stock or otherwise, beneficial ownership of a number of shares of common stock that exceeds 9.99% ("Maximum Percentage") of the number of shares of common stock outstanding immediately after giving effect to such conversion.

         Redemption.    The holders of Series A Preferred may cause the Company to redeem such shares upon a triggering event as described above or, if the Equity Conditions are not satisfied as of December 31, 2008 (to the extent applicable as of such date), upon any later date that any Equity Condition is not satisfied. In addition, the Company (i) shall be required to redeem the Series A Preferred Stock on December 31, 2010 and (ii) shall have the option, subject to the satisfaction of the Equity Conditions, to redeem the Series A Preferred Stock (1) after the two year anniversary of the date the Company becomes a reporting company under the 1934 Act provided certain trading price and volume and other conditions are achieved or exist and (2) six months after a qualifying public offering. The redemption price per share would equal the then applicable Conversion Amount, 110% of such Conversion Amount or an amount equal to the then applicable Conversion Rate multiplied by the closing sales price of the common stock immediately preceding a triggering event, depending upon the basis for such redemption.

         Voting.    Each holder of Series A Preferred Stock is entitled to the whole number of votes equal to the number of shares of common stock into which such holder's Series A Preferred Stock would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the common stock. The Company will not give effect to any voting rights of the Series A Preferred Stock, and any holder of such shares will not have the right to exercise voting rights with respect to any Series A Preferred Stock, to the extent that giving effect to such voting rights would result in such holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of common stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion.

Principal Terms of the Investor Warrants

        The Investor Warrants were issued to the Series A Holder in connection with their purchase of the Series A Preferred Stock. The Investor warrants are exercisable until the date that is 36 months after the date the Company becomes a reporting company under the 1934 Act to purchase up to an aggregate of 3,750,000 shares of common stock at an exercise price of $2.40 per share. The exercise price was subject to reduction if our common stock was not listed on one of a number of specified trading markets by a certain date; such listing condition was satisfied. The Investor Warrants also contain a cashless exercise feature.

        The number of shares of common stock that may be purchased under the Investor Warrants is subject to adjustment in a manner similar to the adjustment of the Conversion Rate for the Series A Preferred Stock, and is subject to the same restriction regarding the Maximum Percentage applicable to the Series A Preferred Stock.

        The Company has the right to require holders of the Investor Warrants to exercise such warrants at any time after the 2nd anniversary of the date the Company becomes a public reporting company under the 1934 Act if the trading price and volume of the common stock achieves certain benchmarks or at any time after the six month anniversary of a qualified public offering, in each case provided certain other conditions are satisfied.

Potential Dilution

        If the stockholders approve the potential common stock issuance hereunder, the Company could issue more than 7,858,358 additional shares of its common stock under the Series A Preferred Stock and the Investor Warrants. The issuance of more than 7,858,358 shares of common stock would dilute existing stockholders of the Company.

Consequences if Stockholder Approval is Not Obtained

        The Company has agreed to seek stockholder approval of the potential issuance of more than 7,858,358 shares of its common stock at this special meeting of the stockholders. The Company has further agreed that in the event the stockholders do not provide such approval at this meeting, the Company will continue to hold special stockholder meetings every six months until stockholder approval is obtained or the Series A Preferred Stock is no longer outstanding. Notwithstanding whether all other Equity Conditions are met, as described above in "Principal Terms of Series A Convertible Preferred Stock—Dividends," so long as the Company has not obtained stockholder approval, the Equity Conditions will not be met. In such event, the Company will continue to be required to pay dividends on the Series A Preferred Stock in cash rather than having the option to pay in common stock or cash, will be unable to cause the redemption of the Series A Preferred Stock at the Company's discretion (subject to the conditions discussed above) and the Series A Holders may be able to exercise their right to cause the Company to redeem the shares of Series A Preferred Stock. The requirement to pay substantial amounts for cash dividends or upon an unscheduled redemption could adversely affect the Company's financial position and ability to operate.

Voting Agreements

        The Company has received Voting Agreements, dated May 23, 2008, from the following three Management Stockholders, which includes its largest stockholder: Anthony Piscitelli, the Company's Chairman, Chief Executive Officer and President, representing 20.42% of the beneficial ownership of the Company as of September 30, 2008; Gary Sidorsky, the Company's Chief Financial Officer, representing less than 1% of the beneficial ownership of the Company as of September 30, 2008; and Curtis Taufman, the Company's Senior Vice President of Engineering and Architecture, representing 2.5% of the beneficial ownership of the Company, as of September 30, 2008, agreeing to vote in favor of the proposal presented in this proxy. Further, each of these parties has agreed to not sell, transfer or assign its shares prior to the Company obtaining stockholder approval for this matter, unless the purchasing party agrees to be bound by the Voting Agreement.

Recommendation of the Board of Directors

        The Board of Directors has approved and unanimously recommends a vote "FOR" approval of the potential issuance of more than 7,858,358 shares of the Company's common stock upon the conversion of, and as stock dividends on, the Series A Preferred Stock and upon the exercise of the Investor Warrants.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors, and Officers

        The following table provides information concerning beneficial ownership of the Company's common stock and Series A Preferred Stock (on an as converted to common stock basis) as of September 30, 2008, by:

  •
  each holder of more than 5% of the Company's common stock;

  •
  our chief executive officer and each of the four other most highly compensated executive officers as of December 31, 2007 whose salary and bonus was over $100,000;

  •
  each of the Company's directors; and

  •
  all of Company's directors and executive officers as a group.

        The following table lists the number of shares and percentage of shares beneficially owned based on 39,358,202 shares of common stock outstanding as of September 30, 2008.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of September 30, 2008, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of the Company's common stock shown as beneficially owned by them.

        Unless otherwise indicated, the principal address of each of the persons below is c/o American Defense Systems, Inc., 230 Duffy Avenue, Hicksville, New York 11801.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Executive Officers and Directors
Anthony J. Piscitelli	8,037,394	20.4%
Gary Sidorsky(1)	101,250	*
Fergal Foley(2)	110,000	*
Curtis Taufman	1,000,000	2.5%
John F. Rutledge III	100,000	*
Richard P. Torykian, Sr.	75,000	*
Alfred M. Gray(3)	25,000	*
Christopher D. Brady	—	—
Stephen R. Seiter	2,500	*
Victor Trizzino	—	—
Pasquale J. D'Amuro	—	—
All directors and officers as a group (15 persons)(1)(2)(3)(4)	9,734,777	24.7%
Other 5% Stockholder
West Coast Opportunity, LLC(5)	4,368,275	9.99%

    *
    An asterisk indicates that the total beneficial ownership or the total voting power of our common stock (in each case, including shares subject to options and warrants that may be exercised within 60 days of September 30, 2008) is less than 1%.

    (1)
    Includes 150 shares owned by Mr. Sidorsky's daughter, of which Mr. Sidorsky disclaims beneficial ownership.

    (2)
    Includes 10,000 shares owned by Mr. Foley's wife, of which Mr. Foley disclaims beneficial ownership.

    (3)
    Includes 25,000 shares owned by Mr. Gray's wife, of which Mr. Gray disclaims beneficial ownership.

    (4)
    Includes 138,333, 10,000, 105,000 and 25,000 shares of common stock owned by Russell Scales, Charles Pegg, Roger Ward and Victor La Sala, respectively.

    (5)
    West Coast Opportunity, LLC owns 14,025 shares of our Series A Preferred Stock that is initially convertible into 7,012,500 shares of our common stock and warrants to purchase up to 3,506,250 shares of our common stock. However, the terms of the Series A Convertible Preferred Stock and such warrants prevent their conversion and exercise, respectively, if the holders thereof (together with their affiliates) would own in excess of 9.99% of our outstanding common stock after such conversion or exercise. The address of West Coast Opportunity, LLC is c/o West Coast Asset Management, Inc., 2151 Alessandro Drive, Suite 100, Ventura, California 93001.

Other Matters

        We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated:                                    , 2008

AMERICAN DEFENSE SYSTEMS, INC.

230 Duffy Avenue
Hicksville, New York 11801

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF AMERICAN DEFENSE SYSTEMS, INC.

The undersigned appoints                              and                             , and each of them, with full power to act without the other, as proxies, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of American Defense Systems, Inc. held of record by the undersigned on                   , 2008, at the Special Meeting of Stockholders to be held on                   , 2008, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF AMERICAN DEFENSE SYSTEMS, INC.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

AMERICAN DEFENSE SYSTEMS, INC.

                        , 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Approve the potential issuance of an aggregate of more than 7,858,358 shares of the Company’s common stock upon conversion of, and as stock dividends on, the Company’s outstanding Series A Convertible Preferred Stock and upon the exercise of certain outstanding warrants issued in connection with the issuance of such preferred stock.

☐       FOR

☐       AGAINST

☐       ABSTAIN

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF AMERICAN DEFENSE SYSTEMS, INC.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.     ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:                   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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